As filed with the Securities and Exchange Commission on September 22, 2010.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
FirstEnergy Corp.
(Exact name of registrant as specified in its charter)

Ohio	34-1843785
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
76 South Main Street, Akron, Ohio 44308-1890
(800) 736-3402
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Rhonda S. Ferguson
Vice President and Corporate Secretary
FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308-1890
(330) 384-5620
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:
Lucas F. Torres, Esq.
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
(212) 872-1000
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	per Share(2)	Price(2)	Registration Fee
Common Stock, $0.10 par value per share	6,000,000	$36.295	$217,770,000	$15,527.001

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers such indeterminate number of additional shares of Common Stock as may be issued in connection with share splits, share dividends or similar transactions in accordance with the provisions of the FirstEnergy Corp. Stock Investment Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share is based upon the average of the high and low prices per share of the Common Stock as quoted on the New York Stock Exchange on September 16, 2010.

     Pursuant to Rule 429 under the Securities Act, the prospectus filed as part of this Registration Statement will be used as a combined prospectus in connection with this Registration Statement and a prior Registration Statement on Form S-3ASR (File No. 333-153131), or the Prior Registration Statement. Accordingly, upon effectiveness this Registration Statement will act as a post-effective amendment to the Prior Registration Statement. The registration fee associated with the shares registered pursuant to the Prior Registration Statement was paid at the time of filing of the Prior Registration Statement. The registration fee paid herewith relates only to the 6,000,000 shares of Common Stock being registered pursuant hereto.

Prospectus

Stock Investment Plan
6,000,000 Shares
Common Stock

The FirstEnergy Corp. Stock Investment Plan, which we refer to as the Plan, provides a way for shareholders and employees of FirstEnergy Corp. and its subsidiaries, as well as others, to purchase shares of FirstEnergy’s common stock. (See Question 4). Holders of preferred stock of our subsidiaries are also eligible to participate in the Plan. Participants in the Plan may:

•	Reinvest all or a portion of cash dividends paid on stock of FirstEnergy or its subsidiaries that is registered in their names, as well as any common stock credited to their Plan accounts, to purchase shares of FirstEnergy common stock.

•	Make an initial investment in FirstEnergy common stock with a cash payment of at least $250 or, if already a shareholder or employee of FirstEnergy or its subsidiaries, make an investment in FirstEnergy common stock with optional cash investments at any time of at least $25 per payment. After non-shareholders or non-employees make the initial investment, such persons can also make additional optional cash investments of at least $25. Cash investments are limited to a maximum of $100,000 per calendar year.

•	Receive certificates for whole shares of common stock credited to their Plan accounts upon request.

•	Deposit certificates representing FirstEnergy common stock into the Plan for safekeeping.

•	Sell shares of common stock credited to their Plan accounts through the Plan.

Cash dividends on common and preferred shares and cash investments under the Plan will be used to purchase shares of FirstEnergy common stock which, at our option, either will be purchased on behalf of Plan participants in the open market by an independent agent, which we refer to as the Independent Agent, appointed by American Stock Transfer & Trust Company, LLC, who we refer to as AST or the Administrator of the Plan, or will be newly issued shares. (See Questions 2 and 13). The price of shares purchased in the open market under the Plan will be the weighted average price paid by AST for the shares over the purchase period. (See Question 13). The price of newly issued shares acquired under the Plan will be the average of the high and low prices of FirstEnergy common stock as reported on the report of New York Stock Exchange Composite Transactions for the investment date. In both cases, the purchase price will include a transaction fee to cover the administrative costs and, if shares are purchased in the open market, the fees of AST for its services in executing those purchases. Currently shares are being purchased on the open market, and the total transaction fee is $0.09 per share. (See Question 15).

Fees payable by a Plan participant will be added to the purchase price for shares purchased, and deducted from the selling price for shares sold, under the Plan. (See Questions 15 and 22).

This Prospectus describes the provisions of the Plan and should be retained by participants for future reference. Shares of FirstEnergy common stock are traded on the New York Stock Exchange under the symbol “FE.”

Before you invest, you should read this Prospectus carefully and the information referred to under the heading “Where You Can Find More Information.” Also, because investing in our common stock involves risks, you should consider the information presented under “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 22, 2010.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, which we refer to as the SEC, relating to the shares of our common stock to be offered and sold pursuant to the Plan. This prospectus, which does not include all of the information in the registration statement, provides you with a general description of the Plan and the securities offered under the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan, and the securities offered. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

No person is authorized to give any information or make any representation not contained, or incorporated by reference, in this Prospectus; and, if given or made, such information or representation must not be relied upon as having been authorized by FirstEnergy Corp. This Prospectus is not an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of FirstEnergy Corp. since the date of this Prospectus.

Unless the context requires otherwise, references to “we,” “us,” “our” and “FirstEnergy” refer specifically to FirstEnergy Corp. and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Prospectus and incorporated by reference into this Prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management’s intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Actual results may differ materially due to:

•	The speed and nature of increased competition in the electric utility industry and legislative and regulatory changes affecting how generation rates will be determined following the expiration of existing rate plans in Pennsylvania.

•	The impact of the regulatory process on the pending matters in Ohio, Pennsylvania and New Jersey.

•	Business and regulatory impacts from ATSI’s realignment into PJM.

•	Economic or weather conditions affecting future sales and margins.

•	Changes in markets for energy services.

•	Changing energy and commodity market prices and availability.

•	Replacement power costs being higher than anticipated or inadequately hedged.

•	The continued ability of FirstEnergy’s regulated utilities to recover regulatory assets or increased costs.

•	Operation and maintenance costs being higher than anticipated.

•	Other legislative and regulatory changes, and revised environmental requirements, including possible GHG emission regulations.

•	The potential impacts of the proposed rules promulgated by EPA on July 6, 2010, in response to the U.S. Court of Appeals’ July 11, 2008 decision requiring revisions to the CAIR rules.

•	The uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated or that certain generating units may need to be shut down) or levels of emission reductions related to the Consent Decree resolving the NSR litigation or other potential similar regulatory initiatives or actions.

•	Adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the NRC.

•	Ultimate resolution of Met-Ed’s and Penelec’s TSC filings with the PPUC.

•	The continuing availability of generating units and their ability to operate at or near full capacity.

•	The ability to comply with applicable state and federal reliability standards and energy efficiency mandates.

•	The ability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives).

•	The ability to improve electric commodity margins and to experience growth in the distribution business.

•	The changing market conditions that could affect the value of assets held in the registrants’ nuclear decommissioning trusts, pension trusts and other trust funds, and cause FirstEnergy to make additional contributions sooner, or in amounts that are larger than currently anticipated.

•	The ability to access the public securities and other capital and credit markets in accordance with FirstEnergy’s financing plan and the cost of such capital.

•	Changes in general economic conditions affecting the registrants.

•	The state of the capital and credit markets affecting the registrants.

•	Interest rates and any actions taken by credit rating agencies that could negatively affect the registrants’ access to financing or their costs and increase requirements to post additional collateral to support outstanding commodity positions, LOCs and other financial guarantees.

•	The state of the national and regional economies and associated impacts on the registrants’ major industrial and commercial customers.

•	Issues concerning the soundness of financial institutions and counterparties with which the registrants do business.

•	The expected timing and likelihood of completion of the proposed merger with Allegheny Energy, Inc., including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed merger that could reduce anticipated benefits or cause the parties to abandon the merger, the diversion of management’s time and attention from FirstEnergy’s ongoing business during this time period, the ability to maintain relationships with customers, employees or suppliers as well as the ability to successfully integrate the businesses and realize cost savings and any other synergies and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect.

•	The risks and other factors discussed from time to time in the registrants’ SEC filings, and other similar factors.

The foregoing review of factors should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on the registrants’ business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. A security rating is not a recommendation to buy, sell or hold securities that may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The registrants expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

RISK FACTORS

Investing in our common stock involves risks. Please see the risk factors described in our most recent Annual Report on Form 10-K and, to the extent applicable, our subsequent Quarterly Reports on Form 10-Q, filed with the SEC, which are all incorporated by reference in this Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus. Any of these risks, as well as other risks and uncertainties, could materially harm our business, financial condition, results of operations or cash flows. In that case, the value or trading price of our common stock could decline, and you could lose part or all of your investment.

FIRSTENERGY CORP.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services. Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.5 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey; and its generation subsidiaries control approximately 14,000 megawatts of capacity.

We are an Ohio corporation, and our principal executive offices are located at 76 South Main Street, Akron, Ohio 44308. Our telephone number is (800) 631-8945.

DESCRIPTION OF THE PLAN

The following questions and answers describe the terms and conditions of the Plan. We suggest that you keep this Prospectus for future reference.

Purpose

1.	Q.	What is the purpose of the Plan?

	A.	The purpose of the Plan is to provide shareholders and employees of FirstEnergy and its subsidiaries, as well as others, a way to purchase shares of FirstEnergy common stock. Purchases can be made by investing cash and/or reinvesting cash dividends.

Administration

2.	Q.	Who administers the Plan?

	A.	AST administers the Plan. This includes keeping the Plan records and serving as custodian for shares held in the Plan. If we elect to meet the purchase requirements of participants through purchases of shares of common stock in the open market, funds for investment will be deposited promptly into an escrow account for the benefit of Plan participants. The Independent Agent appointed by AST then acts on behalf of participants in buying and selling shares.

The Independent Agent is not an affiliate of FirstEnergy, its subsidiaries or AST. Neither FirstEnergy, any affiliate of ours, AST, nor any participant will exercise any direct or indirect control or influence over (a) the times when, or the prices at which, the Independent Agent purchases or sells shares for the Plan, (b) the amount of the securities to be purchased or sold, (c) the manner in which the securities are to be purchased or sold, or (d) the selection of a broker or dealer (other than the Independent Agent itself) through which the purchase may be executed. We will not change more than once, in any three-month period, the source of the shares to fund the plan.

We reserve the right to interpret and regulate the Plan as deemed necessary or desirable. FirstEnergy, AST and the Independent Agent will not be liable for any act done in good faith or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to close a participant’s account upon the participant’s death prior to receipt of written notice of such death, or with respect to the prices at which shares of common stock are purchased or sold for the participant’s account and the times when such purchases and sales are made, or with respect to any loss or fluctuation in the market value after the purchase or sale of such shares. However, we shall not be relieved from any liability imposed under any federal, state, or other applicable securities law that cannot be waived.

3.	Q.	Who should I contact with questions concerning the Plan?

	A.	You may call AST toll-free at (800) 736-3402 between the hours of 8:00 a.m. — 7:00 p.m. Eastern Time Monday through Thursday and 8:00 a.m. — 5:00 p.m. Eastern Time on Friday, or visit AST’s website at www.amstock.com. You also may write AST at the following addresses:

For inquiries you may write:

FirstEnergy Corp.
c/o American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219 Attention: Shareholder Relations Department

For transaction processing you may write:

FirstEnergy Corp.
c/o American Stock Transfer & Trust Company, LLC
Attention: FirstEnergy Corp.
P. O. Box 2016
New York, NY 10272-2016

Participation

4.	Q.	Who is eligible to participate in the Plan?

	A.	All registered shareholders and employees of FirstEnergy and its subsidiaries, including holders of preferred stock of FirstEnergy’s subsidiaries, are eligible to participate. In addition, any person or entity who is not a registered shareholder or employee is eligible to participate provided that in the case of citizens or residents of a country other than the United States, its territories and possessions, their participation would not violate local laws applicable to FirstEnergy, the Plan, or the participant.

5.	Q.	How do I enroll in the Plan or change my method of participation?

	A.	Shareholders — Current registered shareholders can enroll by completing and signing a Plan Enrollment Form available from AST at (800) 736-3402 or online at www.amstock.com and mailing it to the address listed in Question 3. You also may enroll online at www.amstock.com. You need to know your AST ten (10) digit account number and your social security number to gain access to your account.

Employees — Employees can enroll by completing and signing a Plan Enrollment Form available from AST at (800) 736-3402 or online at www.amstock.com and mailing it to the address listed in Question 3. If voluntary payroll deductions are not desired, this form must be accompanied by a cash payment. If voluntary payroll deductions are desired, an employee may enroll or commence payroll deductions by signing and completing a Stock Investment Plan Payroll Deduction Authorization and Employee Enrollment Form available on the FirstEnergy employee portal and return the form to the Corporate Department. You also may open an account online at www.amstock.com if you do not wish to make payroll deductions.

Other Persons or Entities — If you are not a registered shareholder or employee, you can enroll by making an initial cash investment of at least $250 and completing and signing a Plan Enrollment Form available from AST at (800) 736-3402 or online at www.amstock.com and mailing it to the address listed in Question 3. The Plan Enrollment Form provides information necessary to open an account, such as the stock registration desired, address, and taxpayer identification number. As a first time buyer you may purchase shares online at www.amstock.com and click on “Invest online” and then follow the prompt.

You may change your method of participation at any time by completing and signing another Plan Enrollment Form. In the case of an employee who is using payroll deductions to invest in the Plan, the amount of the deduction can be changed or canceled by completing and signing another Plan Enrollment Form/Payroll Deduction Authorization Form.

6.	Q.	What dividend payment options are provided under the Plan?

	A.	The Plan provides complete flexibility in regard to how dividends are paid. You are asked to provide payment instructions by completing both Parts(A) and(B) of the Dividend Reinvestment and Payment Instructions Section of the Plan Enrollment Form. Part(A) contains payment instructions for shares that are held by you in certificate form. Part(B) contains payment instructions for shares that are held by AST in an account for you. Dividend payment options are as follows:

Reinvest dividends on all shares — All dividends are reinvested to purchase shares of FirstEnergy common stock.

Pay cash dividends on all shares — All dividends are paid in cash.

Pay cash dividends on portion of shares — You may elect to have a portion of dividends paid in cash and reinvest the remaining dividends to purchase shares of FirstEnergy common stock by selecting the number of shares, the percent, or the dollar amount of dividends to be paid in cash.

If you elect to receive all or a portion of your dividends in cash, your cash dividends may be deposited directly into your checking, savings, or credit union account at any financial institution that accepts electronic direct deposits. Receiving your payments by direct deposit ensures that the funds will be deposited into your bank account on the payment date. If you are interested in direct deposit of dividends, you should complete the appropriate section on the Plan Enrollment Form or call AST, or visit AST online for a Direct Deposit Authorization Form.

7.	Q.	When must my Plan Enrollment Form be received by AST?

	A.	For dividends to be reinvested, your Plan Enrollment Form must be received by AST on or before the record date for the dividend payment; otherwise, reinvestment of dividends will start with the next succeeding dividend payment. The dividend record and payment dates for preferred stock dividends vary and can be obtained by contacting AST. The dividend record and payment dates for common stock dividends, which must be declared by our board of directors, are expected to be as follows:

Record Dates — Fifth business day of February, May, August, November

Payment Dates — March 1, June 1, September 1, December 1

For initial cash investments, a properly completed Plan Enrollment Form and the initial cash payment must be received by AST prior to a cash investment date, which are the 1st and 15th day of each month. Otherwise, the investment will be made on the next succeeding cash investment date. See Question 11 for additional information.

Dividend Reinvestment

8.	Q.	What is meant by dividend reinvestment?

	A.	If you elect to reinvest all or a portion of your cash dividends, we will take those cash dividends and purchase shares of FirstEnergy common stock for you. The amount reinvested will be reduced by (1) any amount that is required to be withheld under any applicable tax or other statutes and (2) applicable transaction fees. See the “Purchases” section for more detailed information.

Cash Investments

9.	Q.	Who is eligible to make cash investments?

	A.	All persons and entities that are eligible to participate in the Plan are eligible to make cash investments. See Question 4 for Plan eligibility requirements.

10.	Q.	What are the minimum and maximum cash investments?

	A.	If you are not a registered shareholder or employee of FirstEnergy or its subsidiaries, the initial cash investment must be at least $250.

If you are a registered shareholder or employee of FirstEnergy or its subsidiaries, the minimum cash investment is $25 per payment; however, for employees who elect to use payroll deduction to make cash investments, the minimum deduction is $10.

The maximum amount of cash investments is $100,000 per calendar year.

11.	Q.	How do I make a cash investment?

	A.	If you are not a current Plan participant, you must enclose a check with your Plan Enrollment Form, or you may choose to set up an account online at www.amstock.com and click on “Invest online” and then follow the prompts.

If you are a current Plan participant, you can make a cash investment by sending a check or by signing up for automatic electronic investments as discussed below. When sending a check, you should attach a cash investment form, which is attached to your Plan statements. You may also send a check without a cash investment form; however, your stock registration or tax identification number should be included on your check for account identification purposes, along with a cover letter requesting that the check be used to purchase common stock of FirstEnergy. If you are sending a cash payment to open a new account, you must send a letter of instruction providing the name, address, and tax identification number (include an IRS Form W-9) for the new account.

All checks should be made payable to “American Stock Transfer & Trust Company, LLC” and sent to FirstEnergy Corp., c/o American Stock Transfer & Trust Company, LLC, P. O. Box 2016, New York, NY 10272-2016 Attn.: Plan Administration Department. For the protection of participants, we discourage sending cash or endorsed second-party checks and money orders. Checks must be drawn on a U.S. bank and be payable in U.S. funds.

You may authorize monthly automatic electronic cash investments by completing the appropriate section on the Plan Enrollment Form or by completing an Automatic Electronic Investment Authorization Form available from AST at (800) 736-3402 or online at www.amstock.com. This enables you to make regular investments, if you choose, without the inconvenience of writing and mailing checks. If you authorize automatic electronic cash investments, funds will be withdrawn from your bank or credit union account around the 25th day of each month and will be invested on the next investment date following the withdrawal. Your bank, savings association or credit union must be a member of the National Automated Clearinghouse Association. You may change the amount automatically withdrawn or the financial institution at any time by completing a new Automatic Electronic Investment Authorization Form, and you may stop automatic electronic cash investments by notifying Shareholder Services in writing.

Cash investments, pending purchase of common stock through the Plan, will be credited to your Plan account. No interest will be paid to you on cash held for investment. You may request the return of a cash investment upon written request received by AST not later than 48 hours prior to the applicable investment date.

If your check or direct debit is returned as unpaid, AST will debit the uninvested cash payment from your account. If however, the investment has been made then AST will sell the shares that have been purchased to satisfy the return check or direct debit. If the sale of the shares purchased is not sufficient to satisfy the return check, then additional shares will be sold from your account. Additionally, shares may be sold from your account to satisfy any return check fees.

Investment Dates

12.	Q.	When are the investment dates for Plan purchases?

	A.	Investment dates for reinvested dividends are the dividend payment dates. Payment dates for common stock dividends are expected to be March 1, June 1, September 1, and December 1. Payment dates for preferred stock dividends can be obtained by contacting AST. Investment dates for cash investments are the 1st and 15th day of each month. A cash investment must be received by AST by the business day before the investment date in order to be invested on such investment date. Otherwise, the cash investment will be held by AST and invested on the next investment date.

In order to receive dividends on shares of common stock purchased with a cash investment through the Plan, the shares must be purchased on an investment date prior to the dividend record date. Record dates for common stock dividends are expected to be the fifth business day of February, May, August, and November.

Purchases

13.	Q.	What is the price of shares purchased under the Plan?

	A.	Reinvested dividends and cash investments will be used to purchase shares of FirstEnergy common stock which, at the option of FirstEnergy, will be either purchased on behalf of Plan participants in the open market by AST through the Independent Agent or newly issued shares. When shares are purchased in the open market, the purchase price per share will be the weighted average price of the aggregated shares purchased by AST during the purchase period plus a transaction fee of $0.09 per share. The purchase period may begin no more than three business days before the investment date, and should be completed no more than ten days after the investment date, although it could be longer. The length of the purchase period is affected by the amount of funds to be invested, the availability of shares in the open market, and market conditions. Purchases of shares pursuant to cash payments will be completed no later than 30 days after receipt of cash payments. AST will combine the funds of all participants for the purpose of executing purchase transactions.

When shares to be purchased are satisfied by newly issued shares, the price will be the average of the high and low prices of FirstEnergy’s common stock, as reported in the New York Stock Exchange Composite Index for the investment date (or the next preceding day on which FirstEnergy common stock is traded on the New York Stock Exchange, if it is not traded on the investment date), plus a transaction fee which is not expected to exceed $0.09 per share.

The determination of the source of shares of common stock to be used for purchases under the Plan will be solely based on FirstEnergy’s need to increase equity capital. In this regard, FirstEnergy will receive all of the proceeds resulting from the purchase of newly issued shares under the Plan, excluding any transaction fees. If FirstEnergy does not need to raise funds externally or if the need for funds is satisfied using sources other than the issuance of new shares through the Plan, shares of common stock purchased for participants under the Plan will be purchased in the open market. As of the date of this Prospectus, shares of common stock purchased for participants under the Plan are being purchased in the open market. We will not change more than once in any three-month period the source of the purchase of the shares.

If shares cannot be purchased with respect to an investment date due to the inability to purchase shares during the purchase period, or if such purchase is deemed to be otherwise inadvisable by AST, FirstEnergy, and/or the Independent Agent, the dividends and cash investments which otherwise would have been invested will be paid or returned, as the case may be, by AST issuing checks to the affected participants without interest.

14.	Q.	How many shares of common stock will be purchased?

	A.	The number of shares (including any fraction of a share) of common stock purchased for you will be determined by dividing the total amount of the cash dividend and/or cash investment to be invested for you on the investment date by the purchase price. All shares purchased under the Plan are held by AST and credited to your Plan account until such time as you request the withdrawal of shares from your Plan account. Because only the Independent Agent may direct the time or price at which shares are purchased, AST or we cannot exercise, directly or indirectly, control or influence over the number of shares to be purchased.

15.	Q.	Do I incur any fees for shares purchased under the Plan?

	A.	Yes. There is a transaction fee for each share purchased to cover brokerage commissions and administrative costs of the Plan. This transaction fee is not expected to exceed $0.09 per share; however, there is currently no maximum amount set for the Plan’s fees. Although not anticipated, Plan participants will receive advance written notice if there is a need to charge a transaction fee of greater than $0.09 per share due to increased administrative costs or broker commissions.

Safekeeping Option for Common Stock Certificates

16.	Q.	What is the purpose and advantages of the safekeeping option?

	A.	The purpose of the Plan’s safekeeping option is to enable you to deposit any FirstEnergy common stock certificates into the Plan for safekeeping. The certificates are canceled, and the shares are credited to your Plan account. The shares are shown on dividend checks and/or Plan account statements and otherwise treated in the same manner as shares purchased through the Plan. FirstEnergy does not offer safekeeping for preferred stock certificates.

Benefits of the Plan’s safekeeping option include: you do not have to worry or bear the cost of protecting stock certificates or replacing certificates due to loss, theft, or destruction; you can request that a certificate for whole shares be issued at no cost to you at any time; and because shares held in safekeeping are treated in the same manner as shares purchased through the Plan, you may sell them conveniently through the Plan.

17.	Q.	How do I use the safekeeping option?

	A.	At the time of Plan enrollment, you may take advantage of the safekeeping option by sending your certificate(s), unsigned, to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219 Attn.: Plan Administration Department, with a Plan Enrollment Form. Or, at any time after enrollment, you may send your certificate(s), unsigned, with a signed letter of instruction requesting that AST hold the shares in safekeeping and stating whether the dividends for shares being sent are to be reinvested or paid in cash. Registered mail is suggested when mailing certificates.

Sales, Certificate Withdrawals and Closing Plan Accounts

18.	Q.	How do I receive a certificate for or sell a portion of my Plan shares?

	A.	To receive a certificate for or to sell a portion of the shares credited to your Plan account, you must notify AST of the number of whole shares to be issued in certificate form or to be sold. You can choose to process your request either online at www.amstock.com, by calling (800) 736-3402 and using the Voice Response System, or by mail.

19.	Q.	How do I close my Plan account?

	A.	To close a Plan account, you must notify AST and provide instructions as to whether a certificate is to be issued, the shares are to be sold, or both. If both, the number of whole shares for which a certificate is to be issued must be specified so that the remainder of the shares can be sold. When requested to issue a certificate only, or if no instructions are provided, we will issue a certificate for all whole shares credited to the account and a check for the value of any fraction of a share. The price of the shares sold, including any fractional shares, will be the weighted average price of the aggregated shares sold by the Independent Agent or broker less a transaction fee of $0.09 per share.

20.	Q.	How long does it take to withdraw certificates or close my Plan account?

	A.	It normally takes less than three business days from the time AST receives a request for an account to be closed or a certificate to be issued. If your request to terminate your Plan account is received more than three(3) days prior to any dividend payable date, then that dividend will be paid to you in cash. If your request is received less than three(3) days prior to a dividend payable date, then that dividend will be reinvested. However, all subsequent dividends will be paid out in cash on all balances. Upon request, AST can issue a certificate for whole shares and sell the fractional share or sell all whole and fractional shares in your Plan account, and then close your account by issuing another certificate for or selling the additional shares purchased after the shares are credited to your Plan account.

The Plan does not provide for the automatic issuance of certificates after a purchase, and certificates for fractions of shares will not be issued under any circumstances. Certificates representing Plan shares will be issued in the name in which your account is registered. If you desire to transfer Plan shares to another registration, you should contact AST for transfer instructions.

21.	Q.	Once a Plan Participant requests to sell Plan shares, when will the Plan shares be sold and at what price?

	A.	Participants’ requests to sell Plan shares will be aggregated and sold as often as daily but at least weekly, depending on the volume. If you process a request either online at www.amstock.com or by calling (800) 736-3402 and using the Voice Response System by 4:00 p.m. Eastern Time, your sale will be done the following business day. If your request to sell shares is received by 12:00 noon Eastern Time through the mail your request will be sold the next business day. AST will place a market order with the Independent Agent or broker designated by AST, who will sell the shares as soon as practicable. Neither FirstEnergy, AST, or any participant will have any authority or power to direct the time or price at which shares may be sold.

The price of the shares sold will be the weighted average price of the aggregated shares sold by the Independent Agent or designated broker less a transaction fee of $0.09 per share. A check for sale of the shares, less the transaction fee, generally will be mailed to the participant three business days after the shares are sold.

22.	Q.	Will I incur any fees for shares sold under the Plan?

	A.	Yes. There is a transaction fee for each share sold to cover brokerage commissions and administrative costs of the Plan. This transaction fee is not expected to exceed $0.09 per share; however, there is currently no maximum amount set for the Plan’s fees. Although not anticipated, Plan participants will receive advance written notice if there is a need to charge a transaction fee of greater than $0.09 per share due to increased administrative costs or broker commissions.

Statements to Participants

23.	Q.	Will I receive Plan account statements?

	A.	If you reinvest some or all of your dividends, you will receive a Plan statement about three weeks after each dividend payment date. You also will receive a Plan statement about two weeks after any investment date that you invest cash.

If you receive a dividend check for some or all of your dividends, you will receive account information on the stub attached to the check.

In addition to periodic account statements, a Plan account history report is available at any time on line at www.amstock.com. You need to know your AST ten (10) digit account number and your social security number to gain access to your account. Once you have accessed your account online you can follow the prompt on the side bar and access your account history detail.

Tax Consequences

24.	Q.	What are the U.S. federal income tax consequences of participation in the Plan?

	A.	The following is a summary of certain U.S. federal income tax consequences regarding the Plan and is provided solely as general guidance. This summary is not a complete description of all of the tax consequences that may be relevant to you in light of your particular circumstances, or if you are a type of investor who is subject to special treatment under U.S. federal income tax laws (including, without limitation, insurance companies, partnerships, tax-exempt organizations, broker dealers, foreign corporations, and persons who are not citizens or residents of the United States). This summary is based on current tax law and may be affected by changes in tax laws and regulations. You are advised to consult your own tax advisor with respect to the tax consequences of participating in the Plan (including the effect of U.S. federal, state, local and foreign tax laws and any applicable U.S. tax withholding laws).

In general, the amount of cash dividends paid by us will be includable in your income and reportable through a Form 1099-DIV even if reinvested under the Plan. When your dividends are reinvested to acquire shares (including any fractional share) directly from us, you will be treated as having received on the dividend payment date a taxable dividend in an amount equal to the fair market value of our common stock purchased for your account under the Plan. When your dividends are reinvested to acquire shares (including any fractional share) purchased in open market transactions, you will be treated as having received a taxable dividend equal to the amount of cash dividends used to make those purchases, including the amount equal to the transaction fees or commissions. If after the date of this Prospectus FirstEnergy chooses to fund the amount of the transaction fees for its participants, you will be treated as having received an additional taxable dividend in an amount equal to the transaction fees or commission.

We will report to you for U.S. federal income tax purposes the dividends to be credited to your account. Such information will also be furnished to the Internal Revenue Service to the extent required by law.

The tax basis of shares acquired through the reinvestment of dividends pursuant to the Plan generally will equal the amount of distributions you are treated as receiving, as described above. The tax basis of shares purchased with optional cash investments will be equal to the purchase price of those shares. The tax basis of shares purchased in the open market to satisfy Plan requirements will be increased by the amount of any transaction fees paid by FirstEnergy with respect to such purchases on your behalf. As of the date of this Prospectus, FirstEnergy does not fund the transaction fees for its participants. The holding period for shares acquired under the Plan (including any fractional share) generally will begin on the date after the date on which the shares are purchased and credited to your Plan account, regardless of the source of purchase. Consequently, shares of our common stock acquired at different times will have different holding periods.

You will not realize any taxable income when you receive certificates for whole shares of stock credited to your accounts, either upon a request for a certificate or upon withdrawal from or termination of the Plan. You will, however, realize capital gain or loss when whole shares acquired under the Plan are sold or exchanged either by you or by the Administrator, on your behalf. You also realize capital gain or loss when you receive cash payments from the sale of any fractional share upon withdrawal from or termination of the Plan. Such gain or loss on the sale of whole or fractional shares will be long-term or short-term depending on the holding period of the shares. The amount of any such capital gain or loss will be the difference between your amount realized from the sale of the shares and your adjusted basis in such shares.

Other Information

25.	Q.	What happens if we issue a stock dividend or declare a stock split?

	A.	Any shares of common stock distributed by FirstEnergy as a stock dividend, or as a stock split, on shares credited to your Plan account or in book-entry form or on shares you hold in certificated form, will be credited to your Plan account. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split, or corporate action.

26.	Q.	If FirstEnergy has a rights offering, how will the rights on Plan shares be handled?

	A.	Rights on shares held by you in certificated form and on any shares, both whole and fractional, credited to your Plan account or in book-entry form will be mailed directly to you in the same manner as to shareholders not participating in the Plan.

27.	Q.	How will shares I hold in the Plan be voted at meetings of shareholders?

	A.	You will receive a proxy card which will enable you to vote both shares credited to your Plan account and shares held by you in certificated form.

28.	Q.	Can shares credited to my Plan account be pledged?

	A.	No. Shares credited to your Plan account may not be pledged. If you wish to pledge such shares you must request the issuance of a stock certificate for such shares.

29.	Q.	Who bears the risk of market price fluctuations affecting the value of Plan shares?

	A.	Each individual participant in the Plan bears the risk of market price changes affecting the value of the stock. We cannot assure you of a profit or protect you against a loss on any shares you hold, purchase, or sell under the Plan.

30.	Q.	What happens if my account balance falls below a full share?

	A.	FirstEnergy reserves the right to close any account if the share balance falls below one full share. You will receive a check for the sale of the fractional share less a service fee which is $0.09 as of the date of this Prospectus.

31.	Q.	Can FirstEnergy terminate my participation in the Plan?

	A.	Yes. After mailing written notice to you, we may terminate your participation in the Plan for any reason, including if your ownership interest is less than one full share. If your participation has been terminated, you will receive (1) a certificate for any or all of the whole shares of common stock credited to your account, (2) any uninvested dividend or cash investment credited to your account and (3) a check for the cash value of any fraction of a share of common stock credited to your account. Any fraction of a share will be sold, and the cash value for such fraction of a share will be the weighted average price of the aggregated fractions of shares sold by the Independent Agent or designated broker less a transaction fee of $0.09 per share.

32.	Q.	May the Plan be changed, suspended, or discontinued?

	A.	We reserve the right, for any reason, to modify, suspend, or terminate any provision of the Plan, or the Plan as a whole, at any time. All participants will receive notice of any such modification, suspension, or termination. Typically, notice will be provided prior to the effectiveness of the applicable modification, suspension, or termination. However, notices of suspension or termination caused by the inability to purchase or inadvisability of purchasing shares may be given after the fact. If the Plan is suspended, similarly we may, for any reason, reinstate the Plan at any time. Again, notice will be given to participants of the reinstatement, and such notice may be given before or after the fact.

Upon any termination of the Plan by us, you will receive (1) a certificate for all of the whole shares of common stock credited to your account, (2) any uninvested dividend or cash investment credited to your account, and (3) a check for the cash value for any fraction of a share of common stock credited to your account. The price of the shares sold will be the weighted average price of the aggregated shares sold by the Independent Agent or designated broker less a transaction fee, which is $0.09 per share as of the date of this Prospectus. Any fraction of a share will be sold and the cash value for such fraction of a share will be the weighted average price of the aggregated fractions of shares sold by the Independent Agent or designated broker less a transaction fee, which is $0.09 per share as of the date of this Prospectus.

If you have questions concerning the Plan or FirstEnergy, please call AST at 1-800-736-3402.

USE OF PROCEEDS

We will receive proceeds from the sale of our common stock pursuant to the Plan only to the extent that those sales are of newly issued shares of our common stock made directly from us, and not from open market purchases. The proceeds from the sale to the Plan of any newly issued stock will be used to meet working capital and capital expenditure requirements and for other corporate purposes.

DESCRIPTION OF COMMON AND PREFERRED STOCK

Certain provisions of our Amended Articles of Incorporation and Amended Code of Regulations are summarized or referred to below. The summaries are merely an outline, do not purport to be complete, do not relate to or give effect to the provisions of statutory or common law, and are qualified in their entirety by express reference to our Amended Articles of Incorporation and Amended Code of Regulations.

We are authorized by our Amended Articles of Incorporation to issue 375,000,000 shares of common stock, par value $0.10 per share, of which 304,835,407 shares were issued and outstanding as of August 14, 2010. On September 14, 2010 at a special meeting of FirstEnergy shareholders held in connection with FirstEnergy’s proposed merger with Allegheny Energy, Inc., an amendment to the FirstEnergy Amended Articles of Incorporation to increase the number of shares of authorized common stock from 375,000,000 to 490,000,000 was approved. FirstEnergy does not intend to amend its Amended Articles of Incorporation to effect the approved increase of authorized common stock unless the proposed merger will be completed. The common stock currently outstanding is, and the common stock offered pursuant to this Prospectus will be, fully paid and non-assessable.

We are also authorized by our Amended Articles of Incorporation to issue 5,000,000 shares of preferred stock, par value $100 per share, of which none are currently issued and outstanding. Our Amended Articles of Incorporation give our board of directors authority to issue preferred stock from time to time in one or more classes or series. Preferred stock could be issued with terms that could delay, defer or prevent a change of control of FirstEnergy.

Dividend Rights

Subject only to any prior rights and preferences of any shares of our preferred stock that may in the future be issued and outstanding, the holders of the common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. There can be no assurance that funds will be legally available to pay dividends at any given time or that, if funds are available, the board of directors will declare a dividend.

Liquidation Rights

In the event of our dissolution or liquidation, the holders of our common stock will be entitled to receive, pro rata, after the prior rights of the holders of any issued and outstanding shares of our preferred stock have been satisfied, all of our assets that remain available for distribution after payment in full of all of our liabilities.

Voting Rights

The holders of our common stock are entitled to one vote on each matter submitted for their vote at any meeting of our shareholders for each share of common stock held as of the record date for the meeting. The holders of our common stock are not entitled to cumulate their votes for the election of directors.

At least 80% of the voting power of the outstanding shares must approve any amendment, repeal or adoption of any provision inconsistent with, the provisions of the Amended Articles of Incorporation dealing with:

•	the right of the board of directors to fix or change the terms of unissued or treasury shares, or to authorize our acquisition of our outstanding shares;

•	the absence of cumulative voting and preemptive rights; or

•	the requirement that at least 80% of the voting power of the outstanding shares must approve the foregoing.

In addition, the approval of at least 80% of the voting power of the outstanding shares must be obtained to amend or repeal the provisions of the Amended Code of Regulations dealing with:

•	the time and place of shareholders’ meetings, the manner in which special meetings of shareholders are called or the way business is conducted at such meetings;

•	the number, election and terms of directors, the manner of filling vacancies on the board of directors, the removal of directors or the manner in which directors are nominated; or

•	the indemnification of officers, directors, employees and others acting on our behalf.

Amendment of the provision of the Amended Code of Regulations that requires the approval of 80% of the voting power of the outstanding shares in the instances enumerated above requires the same level of approval.

Adoption of amendments to our Amended Articles of Incorporation (other than those requiring 80% approval as specified above), adoption of a plan of merger, consolidation or reorganization, authorization of a sale or other disposition of all or substantially all of the assets not made in the usual and regular course of its business or adoption of a resolution of dissolution, and any other matter that would otherwise require a two-thirds approving vote, require the approval of two-thirds of the voting power of the outstanding shares, unless the board of directors provides otherwise, in which case these matters will require the approval of a majority of the voting power of the outstanding shares and the approval of a majority of the voting power of any shares entitled to vote as a class on such proposal.

Ohio Law Anti-takeover Provisions

Chapter 1704 of the Ohio General Corporation Law applies to a broad range of business combinations between an Ohio corporation and an interested shareholder. The Ohio law definition of “business combination” includes mergers, consolidations, combinations or majority share acquisitions. An “interested shareholder” is defined as a shareholder who, directly or indirectly, exercises or directs the exercise of 10% or more of the voting power of the corporation in the election of directors.

Chapter 1704 restricts corporations from engaging in business combinations with interested shareholders, unless the articles of incorporation provide otherwise, for a period of three years following the date on which the shareholder became an interested shareholder, unless the directors of the corporation have approved the business combination or the interested shareholder’s acquisition of shares of the corporation prior to the date the shareholder became an interested shareholder. After the initial three-year moratorium, Chapter 1704 prohibits such transactions absent approval by the directors of the interested shareholder’s acquisition of shares of the corporation prior to the date that the shareholder became an interested shareholder, approval by disinterested shareholders of the corporation or the transaction meeting certain statutorily defined fair price provisions.

Under Section 1701.831 of the Ohio General Corporation Law, unless the articles of incorporation, the regulations adopted by the shareholders, or the regulations adopted by the directors pursuant to division (A)(1) of Section 1701.10 of the Ohio General Corporation Law provide otherwise, any control share acquisition of a corporation can only be made with the prior approval of the corporation’s disinterested shareholders. A “control share acquisition” is defined as the acquisition, directly or indirectly, by any person of shares of a corporation that, when added to all other shares of that corporation in respect of which the person may exercise or direct the exercise of voting power, would enable that person, immediately after the acquisition, directly or indirectly, alone or with others, to exercise levels of voting power of the corporation in the election of directors in any of the following ranges: at least 20% but less than 33 1/3%; at least 33 1/3% but no more than 50%; or more than 50%.

We have not opted out of the application of either Chapter 1704 or Section 1701.831.

Anti-takeover Effects

Some of the supermajority provisions of our Amended Articles of Incorporation and Amended Code of Regulations and the rights or the provisions of Ohio law described above, individually or collectively, may discourage, deter, delay or impede a tender offer or other attempt to acquire control of FirstEnergy even if the transaction would result in the shareholders receiving a premium for their shares over current market prices or if the shareholders otherwise believe the transaction would be in their best interests.

No Preemptive or Conversion Rights

Holders of our common stock have no preemptive or conversion rights and are not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to our common stock.

Listing

Shares of our common stock are traded on the New York Stock Exchange under the symbol “FE.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Dividend Information

Cash dividends, per share of our common stock, declared in 2010 through the date of this prospectus include three quarterly payments of $0.55 per share in 2010. Cash dividends, per share of our common stock, declared in 2009 and 2008 include four quarterly payments of $0.55 per share. Dividends declared in 2007 include three quarterly payments of $0.50 per share in 2007 and one quarterly payment of $0.55 per share in

2008, increasing the indicated annual dividend rate from $2.00 to $2.20. Dividends declared in 2006 include three quarterly payments of $0.45 per share in 2006 and one quarterly payment of $0.50 per share paid in 2007. Dividends declared in 2005 include two quarterly payments of $0.4125 per share in 2005, one quarterly payment of $0.43 per share in 2005 and one quarterly payment of $0.45 per share in 2006. Dividends declared in 2004 include four quarterly dividends of $0.375 per share paid in 2004 and a quarterly dividend of $0.4125 per share paid in 2005. Future dividends will depend on our future earnings and the ability of our subsidiaries to pay cash dividends to us which, in the case of our regulated subsidiaries, may be subject to regulatory limitations and to charter and indenture limitations that may, in general, restrict the amount of retained earnings available for the payment to us of dividends. These limitations, however, do not currently materially restrict payment of these dividends.

LEGAL MATTERS

The legality of our common stock offered pursuant to this Registration Statement is passed on for us by Robert P. Reffner, Esq., Vice President, Legal, of our subsidiary FirstEnergy Service Company. As of June 30, 2010, Mr. Reffner beneficially owned approximately 27,277 shares of our common stock, which includes 11,501 shares of restricted stock and 9,370 shares of unvested restricted stock units.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements, financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), of FirstEnergy Corp. incorporated in this Prospectus by reference to FirstEnergy’s Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are required by the Exchange Act to file annual, quarterly and current reports and other information with the SEC. These reports and other information can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also read and copy these SEC filings by visiting the SEC’s Website at http://www.sec.gov or our Website at http://www.firstenergycorp.com. Information contained on our Website does not constitute part of this Prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement.

The SEC allows us to incorporate by reference in this Prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus. The information included in this Prospectus is not complete, and should be read together with the information incorporated by reference. We incorporate by reference in this Prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of this offering; information we file in the future with the SEC will automatically update and supersede this information:

•	FirstEnergy’s Annual Report on Form 10-K for the year ended December 31, 2009;

•	FirstEnergy’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; and

•	FirstEnergy’s Current Reports on Form 8-K filed January 6, 2010, February 3, 2010, February 11, 2010 (of the two current reports filed on February 11, 2010, only the filing made under 1.01, 8.01 and 9.01 is incorporated herein by reference), May 20, 2010, May 21, 2010, August 13, 2010, and September 14, 2010.

You also may request additional copies of these reports or copies of our other SEC filings at no cost by writing or telephoning us at the following address:

FirstEnergy Corp.
Attention: Corporate Department
76 South Main Street
Akron, Ohio 44308-1890
(800) 631-8945

Stock Investment Plan

6,000,000 Shares
Common Stock,
Par Value $0.10 Per Share

PROSPECTUS

September 22, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Registration fee	$15,527
Costs of printing and engraving*	$20,000
Legal fees and expenses*	$30,000
Accounting fees and expenses*	$20,000
Miscellaneous expenses*	$7,000

Total	$92,527

*	Estimated

Item 15.	Indemnification of Directors and Officers

Section 1701.13(E) of the OGCL provides that an Ohio corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, if he had no reasonable cause to believe his conduct was unlawful. In addition, no indemnification shall be made in respect of a claim against such person by or in the right of the corporation, if the person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation except to the extent provided in the court order. Indemnification may be made if ordered by a court or authorized in each specific case by the directors of the indemnifying corporation acting at a meeting at which, for the purpose, any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by written opinion of independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified during the five years preceding the date of determination. Alternatively, such determination may be made by the corporation’s shareholders.

Section 1701.13(E) of the OGCL provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation.

Regulation 31 of FirstEnergy’s amended code of regulations provides as follows:

“The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board of Directors or an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney’s fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

Regulation 32 of FirstEnergy’s amended code of regulations provides as follows:

“The Corporation may, to the full extent then permitted by law and authorized by the Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in Regulation 31 against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.”

Directors and Officers Liability Insurance.  The Registrant maintains and pays the premium on contracts insuring it (with certain exclusions) against any liability to directors and officers it may incur under the above indemnity provisions and insuring each of its directors and officers (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to it.

Indemnification Agreements.  The Registrant has entered into indemnification agreements with its directors, the forms of which are incorporated by reference to Exhibits 10.1 and 10.2 of FirstEnergy’s Form 10-Q for the quarter ended March 31, 2009. Each indemnification agreement provides, among other things, that the Registrant will, subject to the agreement terms, indemnify a director if, by reason of the individual’s status as a director, the person incurs losses, liabilities, judgments, fines, penalties, or amounts paid in settlement in connection with any threatened, pending, or completed proceeding, whether of a civil, criminal, administrative, or investigative nature. In addition, each indemnification agreement provides for the advancement of expenses incurred by a director, subject to certain exceptions, in connection with proceedings covered by the indemnification agreement. As a director and officer, Mr. Alexander’s agreement addresses indemnity in both roles.

Item 16.	Exhibits

The following exhibits are incorporated by reference into this registration statement or are filed herewith and made a part hereof:

Exhibit No.		Description

4	(a)*	Amended Articles of Incorporation of FirstEnergy Corp. (incorporated by reference to Exhibit 3-1 to FirstEnergy’s Form 10-K filed February 19, 2010, File No. 333-21011)
4	(b)*	FirstEnergy Corp. Amended Code of Regulations (incorporated by reference to Exhibit 3.1 to FirstEnergy’s Form 10-K filed February 25, 2009, File No. 333-21011)
4	(c)*	Form of Common Stock Certificate (Exhibit 4(c) to the Registration Statement on Form S-3/A filed by the Registrant on November 24, 1997 (No. 333-40063))
5	**	Opinion of Robert P. Reffner, Esq., Vice President, Legal, FirstEnergy Service Company, as to the validity of the Common Stock being registered
23	(a)**	Consent of PricewaterhouseCoopers LLP
23	(b)**	Consent of Robert P. Reffner, Esq. (contained in Exhibit 5)
24	**	Power of Attorney (included on signature pages)

*	Incorporated by reference.

**	Filed herewith.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on the 22nd day of September, 2010.

FirstEnergy Corp.

By:	/s/ Anthony J. Alexander
Name:     Anthony J. Alexander

Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the Registrant, individually as such director and/or officer, hereby makes, constitutes and appoints Rhonda S. Ferguson, Anthony J. Alexander and Lucas F. Torres and each of them, singly or jointly, with full power of substitution, as his true and lawful attorney-in-fact and agent to execute in his name, place and stead, in any and all capacities, and to file with the Commission, this Registration Statement and any and all amendments, including post-effective amendments, to this Registration Statement, which amendment may make such changes in the Registration Statement as the Registrant deems appropriate hereby ratifying and confirming all that each of said attorneys-in-fact, or his, her or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony J. Alexander Anthony J. Alexander	President and Chief Executive Officer (Principal Executive Officer) and Director	September 22, 2010

/s/ Mark T. Clark Mark T. Clark	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 22, 2010

/s/ Harvey L. Wagner Harvey L. Wagner	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	September 22, 2010

Signature	Title	Date

/s/ George M. Smart George M. Smart	Chairman of the Board	September 22, 2010

/s/ Paul T. Addison Paul T. Addison	Director	September 22, 2010

/s/ Michael J. Anderson Michael J. Anderson	Director	September 22, 2010

/s/ Dr. Carol A. Cartwright Dr. Carol A. Cartwright	Director	September 22, 2010

/s/ William T. Cottle William T. Cottle	Director	September 22, 2010

/s/ Robert B. Heisler, Jr. Robert B. Heisler, Jr.	Director	September 22, 2010

/s/ Ernest J. Novak, Jr. Ernest J. Novak, Jr.	Director	September 22, 2010

/s/ Catherine A. Rein Catherine A. Rein	Director	September 22, 2010

/s/ Wes M. Taylor Wes M. Taylor	Director	September 22, 2010

/s/ Jesse T. Williams, Sr. Jesse T. Williams, Sr.	Director	September 22, 2010

INDEX TO EXHIBITS

Exhibit No.		Description

4	(a)*	Amended Articles of Incorporation of FirstEnergy Corp. (incorporated by reference to Exhibit 3-1 to FirstEnergy’s Form 10-K filed February 19, 2010, File No. 333-21011)
4	(b)*	FirstEnergy Corp. Amended Code of Regulations (incorporated by reference to Exhibit 3.1 to FirstEnergy’s Form 10-K filed February 25, 2009, File No. 333-21011)
4	(c)*	Form of Common Stock Certificate (Exhibit 4(c) to the Registration Statement on Form S-3/A filed by the Registrant on November 24, 1997 (No. 333-40063))
5	**	Opinion of Robert P. Reffner, Esq., Vice President, Legal, FirstEnergy Service Company, as to the validity of the Common Stock being registered
23	(a)**	Consent of PricewaterhouseCoopers LLP
23	(b)**	Consent of Robert P. Reffner (contained in Exhibit 5)
24	**	Power of Attorney (included on signature pages)

*	Incorporated by reference.

**	Filed herewith.